As filed with the Securities and Exchange Commission on August 6, 2026

Registration No. 333-222636

Registration No. 333-188156

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-222636

FORM S-8 REGISTRATION STATEMENT NO. 333-188156

UNDER

THE SECURITIES ACT OF 1933

________________________

ENSERVCO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-0811316
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

14133 County Road 91/2

Longmont, Colorado 80504

(303) 333-3678

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Enservco Corporation 2016 Stock Incentive Plan

2010 Stock Incentive Plan

2008 Equity Plan

(Full title of the plans)

Richard A. Murphy

Enservco Corporation

350 Terry Street

Longmont, Colorado 80501

(303) 333-3678

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Douglas Holod, Esq.

Maslon LLP

225 South Sixth Street, Suite 2900

Minneapolis, MN 55402

612-672-8200

________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Enservco Corporation, a Delaware corporation (the “Company”), is filing these post‑effective amendments (the “Post-Effective Amendments”) to deregister any and all securities registered but unsold or otherwise unissued under the following Registration Statements on Form S-8 (the “Registration Statements”):

●

Registration Statement on Form S-8, File No. 333-222636, filed with the SEC on January 19, 2018, registering the offer and sale of 10,391,711 shares of the Company’s common stock issuable under the Enservco Corporation 2016 Stock Incentive Plan.

●

Registration Statement on Form S-8, File No. 333-188156, filed with the SEC on April 26, 2013, registering the offer and sale of 5,123,794 shares of the Company’s common stock issuable under the 2010 Stock Incentive Plan and the 2008 Equity Plan.

On November 19, 2024, the Company’s common stock was delisted from the NYSE American LLC (“NYSE American”). As a result of the delisting from NYSE American, the Company intends to deregister and terminate its reporting obligations under the Securities and Exchange Act of 1934, as amended. Therefore, any and all offerings of the Company’s securities pursuant to the Registration Statements have been terminated. The Company is filing these Post-Effective Amendments to terminate the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Company in the Registration Statements, to remove from registration all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 6, 2026.

ENSERVCO CORPORATION

/s/ Richard A. Murphy
Richard A. Murphy
Chief Executive Officer & Chairman

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.